Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Bad Toys Holdings, Inc. of our report dated March 30, 2006, relating to the financial statements of Bad Toys Holdings, Inc. appearing in the Annual Report on Form 10-K of Bad Toys Holdings, Inc. for the year ended December 31, 2005.

POLLARD-KELLEY AUDITING SERVICES, INC.

/s/ Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio
October 25, 2006